Exhibit 10.11

April 7, 2014

Jim Hope

3507 Avignon

Court Houston,

Texas 77082

Dear Jim:

We are pleased to offer you the position of EVP, Operations with Performance Food Group. As previously discussed, the details of our offer are outlined below:

Title:	EVP, Operations

Location:	PFG Headquarters, Richmond, Virginia

Base Salary:	The equivalent of $300,000 per year, or $11,538.47 per pay period, as we have twenty-six (26) pay periods.

Start Date:	On or before July 7, 2014.

Bonus:	Your bonus opportunity for FY 2015 will be 100% of your base salary, which will be linked to the PFG Management Incentive Plan and overall PFG EBITDA results. Your bonus will be prorated according to your hire date.

Stock Options:	Pending Board approval 150,000 options will be awarded, commensurate with your position, during the next granting period.

Equity Investment:	Contingent upon Board approval, you will have the opportunity to invest in the Company at the share price on the investment date at a level commensurate with your position, no later than the end of the calendar year 2014.

Benefits:	You will be eligible to participate in the Company’s group wellness programs, the 401(k), and any other group plan offered by the Company, commensurate with your position. The Human Resources Department will provide you with the necessary information regarding enrollment requirements during your orientation. All benefits become effective the first of the month after completing sixty (60) days of continuous service.

The Company’s benefit plans are subject to change, amendment, or elimination at any time at the discretion of the Company.

Auto Allowance:	You will receive the equivalent of $1,500 per month, or $18,000 per year.

Relocation:	Contingent upon you signing the standard Relocation Program Agreement, you will be eligible for the Company’s relocation package commensurate with your position.

Sign on Bonus:	You will receive an employment sign on bonus of $400,000 less any applicable taxes to be paid in two installments as follows: 50% of the bonus will be paid in the first payroll concurrent with the thirty (30) day anniversary of your date of hire and the remaining 50% of the bonus will be paid in the first payroll concurrent with your one (1) year anniversary of your date of hire. If your employment is terminated voluntarily or involuntarily with cause before the first or second year anniversary of your hire date, you would be required to make repayment for the respective installment to PFG under this agreement.

Paid Time Off:	You will be eligible to accrue three (3) weeks of vacation per year to be earned in the following manner. After six months of continuous service with the Company, you will be credited with sixty (60) hours of vacation. You will then earn and be credited with ten (10) hours of vacation on the last day of each month thereafter.

Term:	At-Will-

You understand that when you are hired and employed by the Company, your employment will be terminable “at will,” which means you or the Company may terminate your employment at any time with or without cause, and with or without notice. Should such a separation occur, all income, benefits and grants not vested but identified in this offer letter or any of the other documents that may be provided, will immediately cease as of the day of separation, except as otherwise provided by applicable law or plan document. As set forth herein, the at-will status of your employment cannot be changed except in a written document signed by you and the Chief Human Resources Officer.

This employment offer is contingent upon (1) your acceptance of the terms of the offer set forth herein by signing the attached Acknowledgment, and (2) the company’s sole satisfaction with the results of any discretionary background and drug screening performed on you.

If you accept employment with the Company, federal law requires you to produce documents establishing your identity and work authorization. Our company cannot legally hire you if you do not produce such verification. Please bring these documents with you on your first day.

If you agree with the terms and conditions set forth in this offer letter, please indicate your acceptance by signing the Acknowledgment and Acceptance Letter and returning the original to Carol Price at Performance Food Group 12500 West Creek Parkway, Richmond, Virginia 23238.

I look forward to having you join the Performance Food Group Human Resources Team. Should you have any questions, please do not hesitate to contact me or Carol Price at 804-484-3577.

Sincerely,

George Holm

Chief Executive Officer

Performance Food Group

Attachments:	Relocation Tier One Program & Authorization to Move Document
Relocation Tax Book
Management Option Plan Document
Management Incentive Plan Guidelines

ACKNOWLEDGEMENT AND ACCEPTANCE

OF

OFFER LETTER FOR EMPLOYMENT

I, Jim Hope, hereby acknowledge acceptance of the employment offer as outlined in the attached offer letter dated April 7, 2014 for the position of EVP, Operations and accept employment under the terms and conditions set therein.

/s/ Jim Hope	4/7/14
Jim Hope	Date